UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2015

Aduro Biotech, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37345	94-3348934
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

626 Bancroft Way, 3C Berkeley, California		94710
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 848-4400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 24, 2015, Aduro Biotech, Inc. (the “Company”) entered into a Share Sale Agreement (the “Purchase Agreement”), by and among the Company, Aduro Netherlands Coöperatief U.A., a cooperative organized under the laws of the Netherlands and a wholly-owned indirect subsidiary of the Company (“Aduro Netherlands”), BioNovion Holding B.V., a private limited liability company organized under the laws of the Netherlands (“BioNovion”), and the shareholders of BioNovion (the “Sellers”). Pursuant to the Purchase Agreement, Aduro Netherlands will acquire all of the issued and outstanding shares of BioNovion from the Sellers for an aggregate purchase price of (i) EUR 14,500,000 in cash and (ii) EUR 14,500,000 in common stock of the Company (the “Common Stock”) based on the volume weighted average closing market price on NASDAQ of the Common Stock calculated over the 20 trading days prior to the closing date under the Purchase Agreement, plus earn-out and milestone payments as described below (the “Acquisition”). The purchase price will be subject to a customary working capital adjustment and an adjustment for net cash and borrowings of BioNovion and its subsidiary as of the closing date under the Purchase Agreement.

The Sellers have the opportunity to receive additional contingent payments from Aduro as follows: (i) EUR 6,000,000 upon acceptance by the U.S. Food and Drug Administration of an investigational new drug application for a specified BioNovion antibody product candidate; and (ii) EUR 20,000,000 upon receipt by BioNovion of a $40 million milestone payment by the licensee under a pre-existing antibody discovery and license agreement, triggered by marketing authorization for the first indication in the United States for a specified BioNovion antibody product candidate. If such discovery and license agreement is terminated by the licensee before the closing date of the Acquisition, the aggregate purchase price will be reduced by EUR 2,500,000 in cash and EUR 2,500,000 in Common Stock, and the contingent payment of EUR 20,000,000 will be cancelled.

Each of the Company, Aduro Netherlands, BioNovion and the Sellers has provided customary representations, warranties and covenants in the Purchase Agreement. The Acquisition is expected to close by October 30, 2015 and the completion of the Acquisition is subject to various closing conditions, including but not limited to (i) timely performance by each party of its obligations and covenants under the Purchase Agreement, (ii) the delivery by BioNovion of notice of the Acquisition to certain third parties, and (iii) the absence of any actions by any governmental or regulatory body impeding or reasonably likely to impede the Acquisition.

The Purchase Agreement may be terminated by the Company or the Sellers if the Acquisition does not close by December 31, 2015.

The foregoing description of the Purchase Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, the full text of the Purchase Agreement, which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the fiscal quarter ending September 30, 2015.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Reference is made to Item 1.01 of this Current Report on Form 8-K regarding the Purchase Agreement. The disclosure contained in Item 1.01 with respect to the Purchase Agreement is hereby incorporated by reference in its entirety into this Item 2.01.

Item 3.02	Unregistered Sales of Equity Securities.

Reference is made to Item 1.01 of this Current Report on Form 8-K regarding the Purchase Agreement. The disclosure contained in Item 1.01 with respect to the Purchase Agreement is hereby incorporated by reference in its entirety into this Item 3.02.

The shares of the Common Stock issued in the Acquisition will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or the securities laws of any state, and will be offered and sold in reliance on the exemption from registration afforded by Section 4(a)(2) of the Securities Act and/or Regulation S promulgated under the Securities Act. Each of the Sellers has acknowledged that it will receive restricted securities and the securities will contain a legend stating the same.

Item 9.01 - Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The Company intends to file the financial statements of BioNovion required by this item by amendment to this Current Report on Form 8-K as soon as practicable, but no later than 71 days after the date this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The Company intends to file the pro forma financial information required by this item with respect to the Acquisition of BioNovion by amendment to this Current Report on Form 8-K as soon as practicable, but no later than 71 days after the date this Current Report on Form 8-K is required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2015	ADURO BIOTECH, INC.

	By:	/s/ Jennifer Lew
Jennifer Lew
Senior Vice President of Finance

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